Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-235303) on Form S-3 and (No. 333-221694) on Form S-8 of Cannae Holdings, Inc. of our report dated February 22, 2024, with respect to the consolidated financial statements of Dun & Bradstreet Holdings, Inc., and the effectiveness of internal control over financial reporting, which report appears in the annual report on Form 10-K of Cannae Holdings, Inc.

/s/ KPMG LLP

New York, New York
February 28, 2024